EXHIBIT 10.40

March 1, 2007

Personal and Confidential

Matt Ehrlichman

17801 23rd Ave SE

Bothell,WA 98012

Phone: 206-696-5656

email: matte@thriva.com

Dear Matt:

On behalf of The Active Network, Inc., a Delaware corporation (the “Company”), I am pleased to offer to you (“you” or “Employee”) the position of Vice President of Strategy of the Company. This offer is also contingent upon the documentation of your U.S. citizenship or authorized alien work status and returning a signed copy of this letter agreement (“Agreement”) indicating your acceptance as well as an Employee Proprietary Information and Inventions Agreement and a Release and Waiver Agreement. The terms of your employment relationship with the Company will be as set forth below:

1.	Position. You will become a Vice President of Strategy of the Company. As such, you will have such responsibilities as determined by the President of the Company.

2.	Base Salary. You will be paid a base salary of $42,000 per year through August 31, 2007 and thereafter your base salary shall be $150,000 per year. Your base salary is payable in accordance with the Company’s standard payroll policies (subject to normal required withholding). You will receive the Company’s standard vacation and benefits plan.

3.	Stock Awards. On your Start Date (as defined below), the Company shall issue to you 228,500 shares of its common stock (the “Common Stock”) all of which shall be restricted stock that will vest as follows: 50,000 shares on each of the three anniversaries of your Start Date (in 2008, 2009, and 2010) and 78,500 shares on the fourth anniversary of your Start Date (in 2011). On your Start Date, the Company will also issue to you an additional 200,000 shares of its Common Stock, which will be fully vested immediately. All unvested restricted stock will vest immediately if your employment ends due to your death, disability, discharge without cause or resignation for good reason. The Company confirms to you that the Company’s current estimate of the fair value of its Common Stock, which the Company expects to use for current tax reporting purposes, is $6.32 per share.

On at least an annual basis, the Company may consider the possibility of granting further stock and/or stock options to you, based on your performance.

4.	For purposes of section 3, “cause” for discharge means and is limited to (i) dishonesty, (ii) fraud, (iii) gross negligence in the performance of Employee’s duties or the persistent and willful failure by Employee to substantially perform his duties and responsibilities to the Company, which failure continues for over 30 days after Employee receives written notice, (iv) being convicted, pleading guilty to or failing to contest a crime that is fraud, embezzlement or a felony, or (v) intentional misconduct by you that adversely affects the business affairs or prospects of the Company.

For purposes of section 3, “good reason” for resignation means and is limited to the occurrence without cause and without your consent of a material reduction in your title, a material reduction in the overall character or level of your job responsibilities (it being understood that changes in job responsibilities naturally incident to Active’s acquisition of Thriva are not intended to trigger this provision), a reduction in your salary, Company’s failure to provide compensation or benefits owed to you within 45 days written notice from you to Company describing such failure, or Company requiring you to be based anywhere other than the greater Seattle area, except for reasonable travel on Company’s business.

5.	Operation of Thriva: Certain understandings of the parties as to the operation of Thriva after the date of its acquisition by Company are more specifically set forth in Exhibit A.

6.	Standard Employee Agreements. You will be required to sign the Company’s standard confidentiality agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from a previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

7.	At-Will Employment. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. Similarly, the terms and conditions of your employment, including your position, title, duties and compensation, may be changed by the company at any time for any reason. Even though your job duties, title compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of the Company.

8.	Start Date. Your employment with the Company will commence on March 2, 2007 (the “Start Date”).

9.	Entire Agreement. This letter, along with your Employee Proprietary Information and inventions Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings. By signing this letter you acknowledge that you are not relying on any promises or representations that are not contained in this letter. This letter can only be modified in a written agreement signed by both parties.

10.	California Law. This Agreement shall be governed by the laws of the State of California and shall be construed in accordance therewith.

11.	No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a Waiver of any other term or provision.

12.	Amendment. This Agreement may be amended, altered, or revoked at any time, in whole or in part, by a written instrument setting forth such changes, signed by all parties.

13.	Binding Effect. This Agreement shall be binding upon the parties, their heirs, personal representatives, successors and permitted assigns.

14.	Construction. Throughout this Agreement, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine wherever the context so requires. The headings of articles and sections are included solely for convenience of reference and the text shall control the rights and obligations of the parties.

15.	Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions, which shall be fully severable and the Agreement shall be construed and enforced as if such invalid portion had never been included.

16.	Assignment. Neither this Agreement, nor any part hereof, shall be assigned by the Employee without the Company’s express written consent.

17.	Notices. All notices required to be given pursuant to this Agreement shall be made in writing either by personal delivery to the party requiring notice, or by mailing such notice by certified mail, return receipt requested, to the last known address of the party requiring notice as evidenced by the records of Company. The effective date of the notice, if mailed, shall be the third day after the date of the postmark, whether the receipt of delivery is receipted for or not by the recipient of the notice.

Again, let me indicate how pleased we are to extend this offer, and how much we look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

The Active Network, Inc.

By:	/s/ Matt Landa

Matt Landa

Title:	President

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ Matt Ehrlichman

Print Name:	Matt Ehrlichman

Date:	3/1/07

EXHIBIT A

The current intentions of Company are that Thriva and its current employees will remain in Bothell, Washington at the discretion of the Thriva Management Team.

You will become a part of the Company’s current management team and will be involved in strategic decision-making. The current intentions of the Company are that, subject to the general oversight and discretion of the Company, the Thriva Management will continue to run and operate the camps and education business market segments of Thriva and, in general, lead decisions about hiring and firing related to the current Thriva employees, and maintain the current culture of Thriva.

EXHIBIT B

Vacation days earned prior to close date of The Active Network, Inc acquisition of Thriva LLC.

Last Name	First Name	Vac. Days	Pre-Acquisition Date of Hire with Thriva LLC
Ehrlichman	Matt	22	12/19/2001

By signing below, I acknowledge that the foregoing information contained in this Exhibit B is accurate, including, without limitation, my earned vacation total and date of hire.

BY SIGNING BELOW THE UNDERSIGNED ACKNOWLEDGES AND AGREES THAT THE FOREGOING IS ACCURATE AS OF MARCH 2, 2007.

Matt Ehrlichman

Employee Name (Please Print)

/s/ Matt Ehrlichman	3/2/07

Employee Signature / Date

Amendment to Employment Offer Letter

The Active Network, Inc. (“Company”) and Matthew Ehrlichman (“Ehrlichman”) hereby acknowledge and agree that the employment offer letter agreement (the “Letter Agreement”) between Company and Ehrlichman dated March 1, 2007 shall be amended so that the following sentence is added to the end of Section 3 of the Letter Agreement:

“The 200,000 shares of fully-vested common stock described in the second sentence of this Section 3 shall be deemed to be part of the purchase price paid by Company in connection with its acquisition of Thriva, LLC pursuant to the Unit and Stock Purchase Agreement entered into among the Company and the signatories thereto dated on or about the date hereof.”

Acknowledged and Agreed by:

The Active Network, Inc.

By:	/s/ Kory Vossoughi	By:	/s/ Matt Ehrlichman
	Kory Vossoughi		Matthew Ehrlichman
Its:	General Counsel

Dated:	December 20, 2007	Dated:	December 20, 2007